Exhibit 10.6
MICROSOFT SERVICES PROVIDER LICENSE AGREEMENT
AMENDMENT

This amends the Microsoft Services Provider License Agreement ("Agreement") identified above between VitalStream, Inc. and Microsoft Licensing, GP ("Microsoft") as of the effective date identified below. Any terms that are used but not defined in this amendment will have the same meaning as in the Agreement. Italicized text is used in this amendment for the sole purpose of highlighting textual changes to existing terms of the Agreement.

The parties agree that the Agreement is amended as follows:

WHEREAS, as a prerequisite to entering into the Agreement, Microsoft requires you to be a Microsoft Certified Partner ("MCP") under the standard terms of its MCP program (or equivalent status under any successor program); and

WHEREAS, you must maintain Microsoft Certified Partner member-level status (or equivalent status under any successor program) during the Term of the Agreement; and

WHEREAS, if you fail to maintain Microsoft Certified Partner Program member-level status (or equivalent status under any successor program) during the Term of the Agreement, Microsoft may terminate the Agreement as provided in Section 10(c)(3) of the Agreement.

The parties agree that the Agreement is amended as follows:

1.     On the Cover Page of the Agreement, the box that reads "Microsoft Certified Partner Agreement Number" shall remain blank.

2.     In the first paragraph of the Agreement, the following sentences are deleted:

"You must be a Microsoft Certified Partner in order to enter into this Agreement. Please provide your Microsoft Certified Partner number below."

3.     In Section 10(c)(3) of the Agreement (Termination by Microsoft) the last sentence of this subsection is replaced by the following new sentence:

In addition, if you fail to obtain "Microsoft Certified Partner" member-level status (or equivalent status under any successor program) by the date that is six (6) months from the Effective Date of the Agreement, or if you thereafter fail to maintain "Microsoft Certified Partner" member-level status (or equivalent status under any successor program) at all times during the Term, Microsoft may terminate this Agreement upon thirty (30) days prior written notice, so long as such failure is not thereafter corrected within such thirty (30) day period.

Except as specifically amended by this amendment, all provisions of the Agreement shall remain unchanged and in full force and effect. You must execute and return 2 copies of this amendment to Microsoft at the address below in order for the terms and conditions of this amendment to be considered by Microsoft.

This amendment is not legally binding until executed by Microsoft and shall become effective on that date. When this amendment is fully executed, you will receive a confirming copy.

Microsoft Licensing, GP
Attn: Dpt. 551, Volume Licensing
6100 Neil Road, Suite 210
Reno, NV 89511-1137

Microsoft Licensing, GP

By /s/ David R. Williams	By /s/ Patrick Morgan
Name, Title	Name, Title

David R. Williams, VP Operations	Patrick Morgan, Contract Admin.
Date: 1/9/04	EFFECTIVE DATE OF AMENDMENT: 2/1/2004

                                      Prepared by: Renee Ragon